Exhibit 99.1

Company contact:

Ronald H. Spair	Shauna White
Chief Financial Officer	Corporate Marketing Manager
610-882-1820	484-353-1575
Investorinfo@orasure.com	media@orasure.com
www.orasure.com	www.orasure.com

ORASURE TECHNOLOGIES ANNOUNCES SETTLEMENT OF LITIGATION WITH

ANCESTRY.comDNA

Bethlehem, PA—February 6, 2017 – OraSure Technologies, Inc. (NASDAQ: OSUR) today announced the settlement of litigation for patent infringement and breach of contract filed by its subsidiary, DNA Genotek, Inc. (“DNA Genotek”), against Ancestry.comDNA LLC (“Ancestry”) and Spectrum Solutions LLC (“Spectrum”), Ancestry’s contract manufacturer.

Under a Settlement and License Agreement executed by the parties, Ancestry has agreed to pay DNA Genotek a settlement fee of $12.5 million. In addition, DNA Genotek has granted Ancestry a royalty-bearing, non-exclusive, worldwide license to certain patents and patent applications related to the collection of DNA in human saliva. The license granted to Ancestry is limited to saliva DNA collection kits sold or used as part of Ancestry’s genetic testing service offerings and does not cover the sale or use of product outside of Ancestry’s business. The Settlement and License Agreement also provides DNA Genotek with a royalty-free, non-exclusive license to patents related to Ancestry’s existing saliva DNA collection kit and certain modifications thereto.

The parties have each agreed to a mutual release of claims and other provisions typical for settlement agreements of this type. The Agreement provides for the dismissal of pending federal lawsuits in the District of Delaware and the Southern District of California and for the parties to jointly seek termination of Inter Partes Review proceedings before the U.S. Patent and Trademark Office involving the DNA Genotek patents asserted in the litigation.

“We are pleased to have resolved this litigation,” said Douglas A. Michels, President and CEO of DNA Genotek’s parent company, OraSure Technologies, Inc. “We are committed to innovation and the creation of new products and solutions for customers in the markets that we serve. An important part of this commitment is the protection of our technology and products and we will remain vigilant in seeking to enforce our intellectual property rights where needed.”

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point-of-care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.

About DNA Genotek

DNA Genotek Inc., a subsidiary of OraSure Technologies, Inc., focuses on providing high-quality biological sample collection products and end-to-end services for human genomics, microbiome and infectious disease applications. The Company’s Oragene®•Dx and ORAcollect®•Dx product lines are the first and only FDA 510(k) cleared saliva-based DNA collection devices for in vitro diagnostic use. DNA Genotek also offers Research Use Only products to collect and preserve large amounts of DNA or RNA from multiple sample types. DNA Genotek markets its products worldwide and has a global customer base with thousands of customers in over 100 countries. For more information about DNA Genotek, visit www.dnagenotek.com.

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